Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Record Earnings of $6.3 Million for 2012

MIDDLEFIELD, OHIO, January 28, 2013 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today reported financial results for the fourth quarter and full year ended December 31, 2012.

For the year ended December 31, 2012, the company earned $6,281,000, representing an increase of 52.1% from the net income of $4,130,000 for the year ended December 31, 2011. Net Income for the fourth quarter was $1,269,000, which compares to the $1,329,000 reported for the fourth quarter of 2011.

Earnings per diluted share for the full year of 2012 were $3.28, which was 33.9% above the twelve month 2011 result of $2.45. The company reported diluted earnings per share for the fourth quarter of 2012 at $0.64, while the same period of 2011 saw diluted earnings per share of $0.76.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for 2012 were 11.98% and 0.95%, respectively, compared with 10.24% and 0.65% for 2011. For the fourth quarter, ROE and ROA were 9.11% and 0.75%, respectively. For the comparable 2011 three-month period, the results were 12.33% and 0.81%, respectively.

“Our record results for 2012 reflect our commitment to maximizing shareholder value, while continuing our focus on true community banking. The $6.3 million of net income for the year is indicative of the financial strength of our company, which is a fundamental key to all we do,” stated Thomas G. Caldwell, President and Chief Executive Officer, “Over the course of the past year, we continued our efforts to control costs, both in terms of interest expense as well as overhead. The success that we experienced during 2012 is a direct result of the efforts of the entire team at Middlefield Banc Corp.”

“The core of our company is strong. We are confident of our abilities to address the three primary threats expected for the near-term, those three challenges being a continued sluggish economy, historically low interest rates, and increased regulatory costs, especially those associated with increased compliance regulations,” continued Caldwell. “Despite these challenges, we will continue to remain focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles.”

Net Interest Income

Net interest income for the fourth quarter of 2012 decreased $90,000, or 1.6%, to $5,436,000 compared to $5,546,000 in the fourth quarter of 2011. The net interest margin decreased 18 basis points to 3.55% compared to the 3.73% reported for the year-ago quarter. Net interest income for the year 2012 increased by $1,224,000, or 5.8%, to $2,299,000 compared to the $21,075,000 for the full year of 2011. The net interest margin for 2012 stood at 3.74%, a 9 basis point increase from the 3.65% reported for 2011.

Non-Interest Income and Operating Expenses

Non-interest income was higher for both the three and twelve month periods. The comparative increases on deposit service charges of $169,000 and $253,000, for the respective three and twelve month periods, are primarily driven by service charges on a larger base of deposit accounts including increased usage of debit cards, with attendant fees. Revenue from investment services resulted in a year-over-year increase of $121,000. The company also experienced a gain of $610,000 during 2012 related to the sale of certain investment securities. This gain was directly related to the re-positioning of the securities portfolio to a lower level of private label mortgage-backed securities. For 2011, the company reported a loss on securities transactions of $173,000.

Operating expenses decreased by 2.7%, or $96,000 for the quarter while increasing $138,000, or 0.9% for 2012 over comparable periods of 2011. Although the company did experience a decrease in salaries and employee benefits, staffing levels were increased in branch customer support positions, loan administration, and regulatory compliance management. By re-negotiating health care contracts and increasing the amount of employment contribution toward premiums, the company was able to lower overall health insurance costs. Data processing costs were higher for both the three and twelve-month periods, which was the direct result of higher customer counts and increased product/service offerings. Other cost increases during 2012 were tied to higher audit expense which was directly tied to increased regulatory changes, the write-off of certain frontline teller software that is being upgraded and replaced, and to the maintenance of other real estate owned properties. In 2009, the company’s subsidiary banks, as with all banks nationwide, prepaid three years of FDIC insurance premiums. In a final reconciliation of that prepayment, the company was able to record a partial return of the premium in 2012, which lead to a significantly lower expense for the year.

Balance Sheet

The company’s total assets ended 2012 at $670.3 million, an increase of 2.4% over the $654.6 million in total assets reported at December 31, 2011. Net loans at December 31, 2012, were $400.7 million, up $5.6 million, or 1.4%, over the $395.1 million reported at December 31, 2011. Total deposits at year-end 2012 were $593.3 million, or 2.1% greater than the deposit level of $581.0 million at December 31, 2011. The investment portfolio, which is entirely classified as available for sale, stood at $194.5 million at December 31, 2012. This figure represented a modest increase in balances in that portfolio of $0.5 million from the prior year-end.

Asset Quality

The provision for loan losses for the three month period ended December 31, 2012 was $975,000, compared to the $600,000 posted for the fourth quarter of 2011. Comparable figures for the full twelve month periods are $2,168,000 for 2012 and $3,085,000 for 2011. Net charge-offs for the full year 2012 were $1,208,000, or 0.30% of average loans. For 2011, net charge-offs totaled $2,487,000, which equaled 0.65% of average loans. At December 31, 2012, the allowance for loan losses was $7,779,000, representing 1.90% of total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	12/31/2012	9/30/2012	12/31/2011	12/31/2010	12/31/2009
Nonperforming loans	$14,224	$15,404	$24,546	$19,986	$16,285
Real estate owned	1,846	2,332	2,196	2,302	2,164
Nonperforming assets	$16,070	$17,736	$26,742	$22,288	$18,450
Allowance for loan losses	$7,779	$7,173	$6,819	$6,221	$4,937
Ratios:
Nonperforming loans to total loans	3.38%	3.76%	6.12%	5.37%	4.61%
Nonperforming assets to total assets	2.40%	2.67%	4.09%	3.52%	3.30%
Allowance for loan losses to total loans	1.90%	1.75%	1.70%	1.67%	1.40%
Allowance for loan losses to nonperforming loans	54.69%	46.57%	27.78%	31.13%	30.31%

Shareholders’ Equity

Tangible book value per share increased from $24.23 per share at December 31, 2011 to $25.44 per share at December 31, 2012. The increase is the result of net income and mark-to-market adjustments in investment securities, offset by cash dividends paid to shareholders. During 2012, the company paid cash dividends of $1.04 per share, which equaled the amount paid in 2011.

“As we move into 2013, we see many exciting opportunities in which to build upon the success that we enjoyed in 2012. With the positive trends of the last year, we are well positioned to enhance our earnings potential and grow our franchise through our strong team of community bankers and favorable markets,” concluded Caldwell.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a multi-bank holding company with total assets of $670.3 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2012 and December 31, 2011

	(unaudited)
Balance Sheet (period end)	December 31, 2012	December 31, 2011
(Dollar amounts in thousands)
Assets
Cash and due from banks	$33,568	$15,730
Federal funds sold	11,778	18,660
Interest-bearing deposits in other institutions	0	0

Cash and cash equivalents	45,346	34,390
Investment securities available for sale	194,472	193,977
Loans:	408,433	401,880
Less: allowance for loan losses	7,779	6,819

Net loans	400,654	395,061
Premises and equipment	8,670	8,264
Goodwill	4,559	4,559
Bank-owned life insurance	8,536	8,257
Accrued interest receivable and other assets	8,051	10,043

Total Assets	$670,288	$654,551

	December 31, 2012	December 31, 2011
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$75,912	$63,348
Interest-bearing demand deposits	63,915	55,853
Money market accounts	81,349	75,621
Savings deposits	175,406	167,207
Time deposits	196,753	218,933

Total Deposits	593,335	580,962
Short-term borrowings	6,538	7,392
Other borrowings	12,970	16,831
Other liabilities	2,008	2,113

Total Liabilities	614,851	607,298

Common equity	34,295	31,240
Retained earnings	22,485	18,206
Accumulated other comprehensive income	5,391	4,541
Treasury stock	(6,734)	(6,734)

Total Stockholders’ Equity	55,437	47,253

Total Liabilities and Stockholders’ Equity	$670,288	$654,551

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2012 and December 31, 2011

(Dollar amounts in thousands)

	(unaudited)		(unaudited)
Income Statement	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
INTEREST INCOME
Interest and fees on loans	$5,430	$5,599	$22,418	$21,854
Interest-bearing deposits in other institutions	7	6	26	14
Federal funds sold	7	(1)	20	12
Investment securities
Taxable interest	754	1,030	3,209	4,862
Tax-exempt interest	727	759	2,976	2,883
Dividends on stock	24	26	97	102

Total interest income	6,949	7,419	28,746	29,727
INTEREST EXPENSE
Deposits	1,379	1,590	5,728	7,467
Short term borrowings	42	58	261	235
Other borrowings	50	87	294	400
Trust preferred securities	42	138	164	550

Total interest expense	1,513	1,873	6,447	8,652

NET INTEREST INCOME	5,436	5,546	22,299	21,075
Provision for loan losses	975	600	2,168	3,085

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	4,461	4,946	20,131	17,990

NONINTEREST INCOME
Service charges on deposits	382	213	1,765	1,512
Net securities gains (losses)	162	(157)	610	(173)
Earnings on bank-owned life insurance	71	69	279	278
Other income	157	133	797	620

Total non-interest income	772	258	3,451	2,237

NONINTEREST EXPENSE
Salaries and employee benefits	1,872	1,845	7,127	7,233
Occupancy expense	256	216	959	953
Equipment expense	202	68	759	556
Data processing costs	198	178	772	693
Ohio state franchise tax	173	110	590	461
Federal deposit insurance expense	(264)	293	487	966
Professional fees	278	223	948	800
(Gain) Loss on sale of other real estate owned	20	(1)	258	497
Other operating expense	959	666	3,739	3,342

Total non-interest expense	3,694	3,598	15,639	15,501

Income before income taxes	1,539	1,606	7,943	4,726
Provision (benefit) for income taxes	270	277	1,662	596

NET INCOME	$1,269	$1,329	$6,281	$4,130

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2012 and December 31, 2011

(Dollar amounts in thousands)

	(unaudited)		(unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
Per common share data	2012	2011	2012	2011
Net income per common share—basic	$0.64	$0.76	$3.29	$2.45
Net income per common share—diluted	$0.64	$0.76	$3.28	$2.45
Dividends declared	$0.26	$0.26	$1.04	$1.04
Book value per share (period end)	$27.83	$26.81	$27.83	$26.81
Tangible book value per share (period end)	$25.44	$24.23	$25.44	$24.23
Dividend payout ratio	40.98%	34.46%	31.87%	42.71%
Average shares outstanding—basic	1,984,818	1,756,157	1,911,960	1,683,052
Average shares outstanding -diluted	1,991,354	1,756,157	1,916,932	1,683,052
Period ending shares outstanding	1,992,233	1,762,338	1,992,233	1,762,338

Selected ratios
Return on average assets	0.75%	0.81%	0.95%	0.65%
Return on average equity	9.11%	12.33%	11.98%	10.24%
Yield on earning assets	4.48%	4.90%	4.75%	5.05%
Cost of interest-bearing liabilities	1.10%	1.34%	1.19%	1.58%
Net interest spread	3.38%	3.56%	3.56%	3.47%
Net interest margin	3.55%	3.73%	3.74%	3.65%
Efficiency (1)	56.27%	58.08%	57.36%	62.51%
Equity to assets at period end	8.34%	7.27%	8.34%	7.27%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2012 and December 31, 2011

(Dollar amounts in thousands)

Asset quality data	December 31, 2012	December 31, 2011
(Dollar amounts in thousands)
Non-accrual loans	$11,376	$16,804
Troubled debt restructuring	2,411	7,423
90 day past due and accruing	437	319

Nonperforming loans	14,224	24,546
Other real estate owned	1,846	2,196

Nonperforming assets	$16,070	$26,742

Allowance for loan losses	$7,779	$6,819
Allowance for loan losses/total loans	1.90%	1.70%
Net charge-offs:
Quarter-to-date	$369	$1,355
Year-to-date	1,208	2,487
Net charge-offs to average loans
Quarter-to-date	0.09%	0.34%
Year-to-date	0.30%	0.65%
Nonperforming loans/total loans	3.48%	6.11%
Allowance for loan losses/non-performing loans	54.69%	27.78%
Nonperforming assets/total assets	2.40%	4.09%

Loans	December 31, 2012	December 31, 2011
(Dollar amounts in thousands)
Commercial and industrial	$62,188	$59,185
Real estate—construction	22,522	21,545
Real estate—moretgage
Residential	203,872	208,139
Commercial	115,734	108,502
Consumer installment	4,117	4,509

Total Loans	$408,433	$401,880